FOURTH AMENDMENT TO REIMBURSEMENT AND INDEMNIFICATION AGREEMENT AND LEASE AMENDMENT
THIS FOURTH AMENDMENT TO REIMBURSEMENT AND INDEMNICATION AGREEMENT AND LEASE AMENDMENT (hereinafter “Amendment”) is entered into this 1 day of June, 2011, by and between ELDORADO RESORTS LLC, a Nevada limited liability company (hereinafter “Eldorado”), and CS&Y ASSOCIATES, a Nevada general partnership (hereinafter (“CS&Y”).
R E C I T A L S
This Amendment is entered into upon the basis of the following facts, understandings and intentions of the parties:

A.
CS&Y and Eldorado Hotel Associates Limited Partnership, a Nevada limited partnership (the “Eldorado Partnership”), the predecessor in interest to Eldorado, entered into that certain Reimbursement and Indemnification Agreement and Lease Amendment dated March 24, 1994 (the “Original Reimbursement Agreement”).

B.
The Eldorado Partnership and CS&Y entered into a Lease Agreement originally dated July 21, 1972, as amended by an Addendum dated March 20, 1973, an Amendment to Lease dated January 1, 1978, an Amendment to Lease dated December 24, 1987, and the Original Reimbursement Agreement (collectively, the “Lease”), the lease of certain real property located in Reno, Nevada (the “Premises”). The Premises constitute a portion of the Eldorado Hotel and Casino (the “Eldorado Property”).

C.
Eldorado Partnership has merged with and into Eldorado effective June 28, 1996, pursuant to an Agreement and Plan of Merger of even date therewith and Eldorado has assumed all of the Eldorado Partnership’s rights and obligations under the Lease.

D.
Pursuant to the terms of the Lease, CS&Y executed a Deed of Trust and Assignment of Rents (the “Original Deed of Trust”) that encumbers the Premises and the Eldorado Property as security for a loan to Eldorado Partnership (the “Original Loan”).

E.
Eldorado entered into an Amended and Restated Loan Agreement with the Bank of America National Trust and Savings Association and other participating banks (collectively “Banks”) dated July 31, 1996, amending and restating the Original Loan and providing for a credit facility (hereinafter “Amended and Restated Loan”) comprised of a Fifty Million Dollar ($50,000,000) revolving loan, plus letters of credit for which the aggregate amount available to draw plus the amount of all unreimbursed draws will not in the aggregate at any time exceed Three Million Dollars ($3,000,000).

F.
In connection with the Amended and Restated Loan, the Banks required an Amended and Restated Deed of Trust (the “Amended and Restate Deed of Trust”) to encumber the Eldorado Property, including the Premises.

G.
CS&Y agreed to execute the Amended and Restated Deed of Trust on the condition that Eldorado agreed to indemnify and reimburse CS&Y in the event of any losses with respect to certain provisions of the Amended and Restated Deed of Trust in the same Reimbursement Agreement and pursuant thereto Eldorado and    CS&Y entered in the First Amendment to Reimbursement and Indemnification Agreement and Lease Amendment dated August 21, 1996.

H.
Whereas Eldorado has entered into a Second Amended and Restated Deed of Trust Agreement with Bank of America, N.A., and other participating banks (collectively “Banks”) dated June 29, 2001, amending and restating the Original Loan and providing for a credit facility of a Forty Million Dollar ($40,000,000) revolving loan, plus letters of credit for which the aggregate amount available to draw, plus the amount of all unreimbursed draws will not in the aggregate at any time exceed Three Million Dollars ($3,000,000).

I.	In connection with the Second Amendment and Restated Deed of Trust, the Banks have required a Second Amended and Restated Deed of Trust to encumber the Eldorado Property, including the Premises.

J.
CS&Y agreed to execute this Second Amended and Restated Deed of Trust on the condition that the Eldorado agreed to indemnify and reimburse CS&Y in the event of any losses with respect to certain provisions of the Second Amended and Restated Deed of Trust in the same amount and to the same extent as provided in the    Original Reimbursement Agreement and the First Amendment to Reimbursement Agreement.

K.
Whereas, Eldorado has entered into a Third Amended and Restated Loan Agreement with Bank of America, N.A., and other participating banks (collectively “Banks”) dated the 28th day of February, 2006, amending and restating the Original Loan and providing for a credit facility of Thirty Million Dollars ($30,000,000) revolving loan, plus letters of credit for which the aggregate amount available to draw, plus the amount of all unreimbursed draws will not in the aggregate at any time exceed Three Million Dollars ($3,000,000).

L.	In connection with the Third Amendment and Restated Loan Agreement, the Banks required a Third Amended and Restated Deed of Trust to encumber the Eldorado Property, including the Premises.

M.
CS&Y executed the Third Amended and Restated Deed of Trust (“2011 Reno Deed of Trust”) on the condition that the Eldorado agreed to indemnify and reimburse CS&Y in the event of any losses with respect to certain provisions of the Third Amended and Restated Deed of Trust in the same amount and to the same extent as provided in the Original Reimbursement Agreement, the First Amendment to Reimbursement Agreement and the Second Amendment to Reimbursement Agreement.

N.
Eldorado has entered into a new loan agreement for a Credit Facility with Bank of America and other participating banks dated June 1, 2011, together with a Bond Indenture Agreement in the amount of One Hundred and Eighty Million Dollars ($180,000,000.00) at 8 5/8% interest, payable in 8 years, together constituting a total funding at close in the amount of One Hundred Ninety-Five Million Dollars ($195,000,000.00)    with an additional credit revolver of $15,000,000.00 (hereinafter collectively referred to as “Transaction”).

O.
In connection with the Transaction, the Banks and Bond Holders have required Deeds of Trust to Encumber the Eldorado Property, and Deeds of Trust encumbering the Premises (“2011 Reno Deeds of Trust). CS&Y has agreed to execute the Deeds of Trust encumbering the Premises to secure the Back Facility and the Bond Indenture on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the execution of the Deeds of Trust and other valuable consideration, Eldorado and CS&Y hereby agree as follows:
1. Subordination of Lease. CS&Y agrees to execute and deliver the Deeds of Trust encumbering the Premises as security for the Transaction, and any other documents or instruments that may be required by the Bank or the Bond Indenture to effectuate the Transaction and to encumber the Premises.
2. Subordination Fee. The annual Subordination Fee as set forth in Section 2 of the Third Amendment to Lease dated December 24, 1987 shall be amended to provide that the Annual Subordination Fee shall be $100,000.00 per year payable in advance during the term of the Bond Indenture, with the first payment due on close of the Bond Indenture.
3. Guaranty. Eldorado Shreveport Joint Venture, the owner and operator of Eldorado Shreveport, agrees to guarantee the payment requirements of Eldorado under the Lease as amended to and for the benefit of CS&Y in accordance with a separate Guaranty Agreement.
4. Condemnation. In the event that, during any period of time that the Deeds of Trust remain outstanding, there is a condemnation of all or any portion of the Premises and the Banks or Bond Holders receive all or any portion of any award, damages or other payment or settlement made in connection with, or arising out of, such condemnation (collectively, a “Condemnation Award”), and if the Banks do not immediately reimburse and pay to CS&Y the value of CS&Y’s fee interest in the Premises as it may appear and be valued at the time of the Condemnation Award (the “Premises Value”), then Eldorado shall, within 30 days of payment of such Condemnation Award, reimburse and pay to CS&Y, in cash, that portion of the Condemnation Award which represents the Premises Value, calculated and determined as being encumbered by the Lease (as such value is reasonably determined by CS&Y), and Eldorado shall indemnify, defend, protect and hold CS&Y harmless from and against any and all loss, costs, expenses or fees (including reasonable attorneys fees) incurred by CS&Y in connection with the condemnation and the Condemnation Award. Eldorado shall have the option of paying to CS&Y all amounts payable under this Section 2 in full in cash or may amortize such payment over a five (5) year period, together with interest at the prime rate or reference rate of the Bank ofAmerica, N.T. & S.A. as published from time to time, plus one percent (1%).
5. Partial Release. The parties acknowledge that the Deeds of Trust encumber the Eldorado Property, which is described in the Deeds of Trust. Eldorado hereby agrees that Eldorado shall not request or seek the full or partial release or reconveyance of the Eldorado from the lien of the Deeds of Trust without obtaining CS&Y’s prior written consent, which consent may be withheld in the sole and absolute discretion of CS&Y; provided, however, that if, as of the date of the release of reconveyance, the maximum permitted principal amount of the Loan (excluding Protective Advances, as defined in the Deed of Trust) is not in excess of 60% of the Fair Market Value (as defined in the Lease) of the portion of the Eldorado Property that will remain subject to the lien of the Deeds of Trust, then CS&Y shall be obligated to consent to such release or reconveyance; provided, further, however, that Eldorado shall have the right, without the consent of CS&Y, to obtain a release of a portion of Parcel 5 for road purposes (the “Road Portion”).
6. Successors and Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
7. Severability. The unenforceability, invalidity or illegality of any provision hereof with respect to any person or circumstance shall not render the same provision unenforceable, illegal or invalid as to other persons or circumstances, or render other provisions unenforceable, invalid or illegal; in such event, the other provisions of this Agreement shall remain in full force and effect, unless enforcement of this Agreement as partially invalidated would be unreasonable or grossly inequitable under all circumstances or would frustrate the purposes of this Agreement.
8. Notices. All notices, demands, requests or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or served if sent by (i) hand delivery, (ii) registered or certified mail, postage prepaid and return receipt requested, or (iii) telecopy, which shall be effective only if followed by registered or certified mail, and, in each case, addressed to the party intended at its respective address set forth below. Hand-delivery may be accomplished through the use of a reputable courier service, including, without limitation, Federal Express Company. By giving at least seven (7) days’ prior written notice thereof, any party shall have the right to change its address and specify any other address within the United States of America. The initial addresses of the parties are as follows:

If to CS&Y:	C.S. &Associates
c/o Daniel E. Siri
363 Village Square
Orinda, California 94563

If to Eldorado:	Eldorado Hotel Associates

295 North Virginia Street
Reno, Nevada 89501
Attn.: Chief Financial Officer
All notices shall be deemed received on the date of hand-delivery or the date of receipt by the addresses thereof, as shown upon the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. In the case of a notice given by telecopy and followed by registered or certified mail, such notice shall be deemed given upon receipt of such telecopy.
9. Interpretation. The captions of this Agreement are provided for convenience of reference only and shall not be deemed to restrict or control the meaning of any provision hereof. References to a “party” or the “parties” shall mean CS&Y or Eldorado and their respective successors and assigns as herein specified. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and any prior correspondence, memoranda or agreement, whether oral or written, are replaced in their entirety by this Agreement. Provisions of this Agreement shall be construed reasonably, as a whole and in accordance with the express intent of the language of this Agreement and such construction shall not be presumed to be in favor of or against any party hereto, all in order to effectuate the intent of the parties. As used in this Agreement, the words “including” or “such as”, or words of similar import, when following any general statement shall not be construed to limit such statement to the specific items mentioned, whether or not language of non-limitation such as “without limitation” or “but not limited to”, or words of similar import, are used with reference thereto, bur rather shall be deemed to refer to all other terms or matters that could reasonably fall within the broadest possible scope of such statement.
10. Attorneys’ Fees. If any action or other proceeding (including arbitration) is commenced in order to obtain a declaration of rights or seek other relief hereunder or by reason of the transactions created hereby or otherwise arising out of this Agreement or any breach hereof, the prevailing party in such action or proceeding shall be entitled to an award of reasonable attorneys’ fees, in addition to costs of suit and such other relief as the court or other entity may grant.
11. Amendment. This Agreement may be modified only by a written instrument signed by the parties.
12. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada.
13. Time. Time is of the essence of this Agreement and each and every provision thereof.
14.    Prior Agreements Superceded Except as otherwise specifically provided herein,this Agreement shall supercede and replace all prior Reimbursement and Indemnification Agreements (the original, First, Second and Third), provided however, all other terms of the Lease and all amendments to the Lease shall remain in full force and effect.

15. Counterparts. This Fourth Amendment may be signed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed but one agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first written above.
ELDORADO RESORTS LLC,
a Nevada limited liability company

By:
GARY CARANO
Its: President
CS&Y ASSOCIATES,
a Nevada general partnership

By:
DONALD L. CARANO
Individually and as Trustee of The Sonya Carano Trust
Under Agreement dated January 16, 1979
Its: General Partner

By:
LAWRENCE G. YORI
As Trustee of the George and Genevieve Yori Exemption
Trust Dated October 22, 2004
Its: General Partner

By:
DANIEL E. SIRI
As Co-Trustee of the Siri Family Trust
Under Agreement dated June 18, 1992
Its: General Partner

By:
JEFFERY L. SIRI
As Co-Trustee of the Siri Family Trust
Under Agreement dated June 18, 1992
Its: General Partner

By:
GEORGE L. SIRI, JR.
As Trustee of the Siri Family Trust

Under Agreement dated December 13, 1991
Its: General Partner

By:
CARYL RABEDEAUX
As Trustee of the Caryl Rabedeaux Trust
Under Agreement dated November 3,, 2000
Its: General Partner